Exhibit 99.1

DYNAMIC SHARES ANNOUNCES LAUNCH OF ITS FIRST
ETF: DYNAMIC SHORT SHORT-TERM VOLATILITY
FUTURES ETF

Proprietary Trading Firm Launches ETF Focused on Calculated
Volatility Shorting

CHICAGO, IL, JANUARY 13, 2022 — Dynamic Shares, an affiliate company of successful proprietary trading firm ARB Trading Group, today announced the launch of its first ETF: WEIX (Dynamic Short Short-Term Volatility Futures ETF). Dedicated to democratizing access to sophisticated trading strategies, Dynamic Shares designed WEIX in an attempt to offer investors a better risk managed solution to shorting volatility than traditional passively managed short VIX Exchange Traded Funds. WEIX offers convenient access to an institutional-caliber investment strategy which attempts to capitalize on a structural opportunity to sell volatility that is created by equity hedging imbalances.

“With equity valuations near all-time highs and bond yields near all-time lows, we believe attractive returns will be difficult to achieve in the coming years,” said Amnon Baazov, Chief Investment Officer and Co-Founder of Dynamic Shares. “Using the skills and technologies we have honed in our proprietary trading firm, we aim to efficiently harvest the volatility premium that exists in the marketplace using a mathematical and systematic approach to shorting volatility.”

Selling volatility is a strategy that we believe is typically reserved for sophisticated investors – until now. WEIX was designed in an attempt to mitigate the risks inherent in selling volatility via traditional methods, giving market participants the ability to short volatility as an investment, not just a trade. Using a responsive approach to shorting volatility, adjusting exposure as needed so investors don’t have to, WEIX seeks to add value to portfolios while preserving capital during extremely volatile markets.

“With a current market environment reminiscent of the peaks of the Roaring ‘20s and the Dot -Com bubbles, we believe investors are looking for investment alternatives with low correlation to equity indices that also have the potential for attractive returns and capital preservation in highly volatile markets. We created WEIX in an attempt to provide just that solution – a sophisticated and measured approach to selling VIX futures in the accessible ETF wrapper,” said Mark Downing, Chief Product Officer of Dynamic Shares.

WEIX is traded on The New York Stock Exchange as of January 13, 2022.

About WEIX
WEIX, Dynamic Short Short-Term Volatility Futures ETF (the “Fund”), seeks to provide better risk management than traditional passively managed short VIX short-term futures ETFs. Unlike those ETFs, the Fund seeks to dynamically manage its notional exposure to shorting the S&P 500 VIX Short-Term Futures Index.

RCDYN0122002

About Dynamic Shares
Dynamic Shares aims to democratizes access to sophisticated trading strategies for everyday investors. An affiliate company of ARB Trading Group, a Chicago-based proprietary trading firm, our goal is to provide clients access to:
•	Research Driven Strategies: We engage in continuous research to develop and implement new trading strategies and exploit market inefficiencies.
•	Trading Expertise: Leveraging the trading market expertise of the Dynamic Shares leadership team representing over 100 years of combined proprietary trading experience.
•	Infrastructure: Scalable, technology-driven global platforms for trading, execution, research, real-time risk management and client reporting.

###

DYNAMIC SHARES MEDIA CONTACT: Caroline Durant, FLX Media Caroline.DuRant@flxdst.com
(M) 803.464.7776

Investors should consider the investment objectives, risks, charges, and expenses of the Fund before investing. The prospectus contains this and other information about the Fund. A copy of the Fund’s prospectus is available at www.dynamicsharesetf.com or by calling the Fund at (312) 216-2890. The prospectus should be read carefully before investing. Current and future holdings are subject to change and risks.

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others): Algorithm Risk: the algorithm’s predictions concerning the movement in price of VIX Futures Contracts may not anticipate actual market movements, and these predictions may affect the return on your investment. Investment Objective Risk: The Fund seeks to achieve its investment objective even if it will cause the value of the shares to decline. Sponsor Risk: The sponsor will not materially modify the algorithm described in the prospectus after the prospected us declared effective by the SEC, even if the algorithm is unsuccessful and fails in its objective to better manage risks by causing the Fund to maintain lower notional exposure to VIX Futures Contracts during periods where such exposure would cause the Fund to incur losses and maintain similar notional exposure to VIX Futures Contracts during periods where exposure would cause the Fund to make profits. More information about these risks and others can be found in the Fund’s prospectus.

The Dynamic Short Short-Term Volatility ETF is distributed by Capital Investment Group, Inc., Member FINRA/SIPC, 100 E. Six Forks Road, Suite 200, Raleigh, North Carolina, 27809. There is no affiliation between Dynamic Shares, LLC, sponsor of the Fund, including their principals and Capital Investment Group, Inc.

RCDYN0122002